EXHIBIT 23.1

  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
SJW Corp.:


We consent to the incorporation by reference herein of our report dated February 28, 2005, with respect to the consolidated balance sheets of SJW Corp. and subsidiaries as December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of SJW Corp., as amended on Form 10-K/A on March 25, 2005.


/s/ KPMG LLP
Mountain View, CA
August 8, 2005